Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-152150 and No. 333-161022 on Form F-3 of our report dated April 30, 2013, relating to the consolidated financial statements and financial statement schedule of Top Ships Inc. and subsidiaries (the “Company”), (which report expresses an unqualified opinion and includes  explanatory paragraph relating to the substantial doubt about the Company’s ability to continue as a going concern and an explanatory paragraph relating to the reclassification of the drybulk fleet from discontinued operations to continuing operations in the accompanying consolidated financial statements), appearing in this Annual Report on Form 20-F of the Company for the year ended December 31, 2012.

We also consent to the reference to us under the headings "Selected Financial Data" in this Annual Report on Form 20-F.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece
April 30, 2013